Contact:
Meredith Mendola
781-370-6151
mmendola@ptc.com

PTC Provides Fiscal Third Quarter 2007 Financial Update

Needham, MA – July 5, 2007 - PTC (Nasdaq: PMTC) expects revenue for the fiscal 2007 third quarter ended June 30, 2007 to be approximately $225 million, compared with the Company’s guidance of $235 million to $240 million. Lower-than-expected license revenue totaling approximately $62 million was the primary driver of the third quarter results. Therefore PTC expects both GAAP and non-GAAP earnings for the third quarter to be below the Company’s prior guidance.

“Having met or exceeded our guidance for the past 15 consecutive quarters, I am disappointed that our revenue and earnings results will be below our expectations for the third quarter,” said C. Richard Harrison, president and chief executive officer. “Though third quarter total revenue grew approximately 4% year over year and was generally in line with our results from the second quarter, our license revenue fell short of our forecast in North America and Japan. In response to our revenue and earnings shortfall, and to support our commitment to deliver significant operating margin and earnings improvements in the future, we have already begun to implement several cost-reduction initiatives in the fourth quarter.”

Based on preliminary third quarter license revenue results, PTC anticipates that it will lower its fourth quarter and fiscal year 2007 revenue and earnings guidance. We will discuss our detailed third quarter results and revised guidance in our third quarter earnings announcement, which will be issued on July 25, 2007.

PTC expects to announce final results for the third quarter on Wednesday, July 25, 2007 before the market opens. On that day at 10 a.m. ET, the Company will hold a conference call and live webcast to discuss its results and provide an outlook update (the earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company’s web site). To access the live webcast, please visit www.ptc.com/for/investors.htm. To access the live call, please dial 888-566-8560 (in the U.S.) or

+1-517-623-4768 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on Monday, July 30, 2007. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-344-6812. Quarterly conference calls will be archived for public replay for a period of three (3) business days from the date of the live call.

About PTC

PTC (Nasdaq: PMTC) provides leading product lifecycle management (PLM), content management and dynamic publishing solutions to more than 50,000 companies worldwide. PTC customers include the world's most innovative companies in manufacturing, publishing, services, government and life sciences industries. PTC is included in the S&P Midcap 400 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.

PTC Provides Third Quarter 2007 Financial Update

This press release contains estimates for the third quarter and forward-looking statements. Actual results may differ from those indicated as a result of finalization of third quarter financial statements and PTC’s ability to implement cost-reduction initiatives, as well as other risks and uncertainties, including those described from time to time in reports filed by PTC with the U.S. Securities and Exchange Commission, including PTC’s most recent reports on Forms 10-K and 10-Q.

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